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                                                                     Exhibit 3.3

                      Amendment No.1 to Actuant Corporation
                           Amended and Restated Bylaws

The following amendment to the Actuant Corporation Amended and Restated Bylaws has been approved by the Board of Directors and is effective as of November 7, 2002:

     The last sentence of Section 3.02 of the Actuant Corporation Amended and Restated Bylaws is hereby deleted in its entirety.